Exhibit 99.2

AUTHORIZATION FORM AUTOMATIC DIVIDEND REINVESTMENT PLAN

I authorize Greater Bay Bancorp to pay Wells Fargo Bank, N.A. for my account all cash dividends payable to me on shares of Greater Bay Bancorp common stock registered in my name as designated below.

I hereby appoint Wells Fargo Bank, N.A. as my agent, subject to the terms and conditions of authorization for the Greater Bay Bancorp Dividend Reinvestment Plan set forth in the accompanying brochure, and authorize Wells Fargo Bank, N.A. as my agent, to apply all such cash dividends and voluntary cash payments received by it to the purchase of full and fractional shares of common stock of Greater Bay Bancorp.

I understand that I may terminate my participation in the Greater Bay Bancorp Dividend Reinvestment Plan at any time by notifying Wells Fargo Bank, N.A.

I understand participation will begin with the next dividend, provided the authorization card is received by Wells Fargo Bank, N.A. prior to the next dividend record date.

(Please check appropriate box or boxes)	Social Security Number or Taxpayer Identification Number Must be Entered Here

RD	☐	Reinvest the cash dividends on all shares of common stock that I hold.
RP	☐	Reinvest the cash dividends on (number) shares of common stock that I hold.
	☐	Safekeeping. Deposit the enclosed shares of stock for safekeeping. Please see the prospectus for instructions.

IMPORTANT – ALL REGISTERED OWNERS MUST SIGN PLEASE READ CAREFULLY BEFORE SIGNING

	Date:	, 20
Shareholder Signature

	Date:	, 20
Shareholder Signature

PLEASE DETACH AND MAIL TO WELLS FARGO BANK, N.A.

IN THE ENVELOPE PROVIDED